EXHIBIT 99.1

Donegal Group Inc. Announces Preliminary Estimate of April and May Storm Impact

MARIETTA, Pa., June 15, 2011 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that it expects the severe storm activity in April and May to result in estimated pre-tax weather-related claims, net of reinsurance, of approximately $13-15 million for the second quarter of 2011. These claims include $7-8 million from wind and hail events in the Mid-Atlantic region, $4-5 million from the numerous tornadoes that hit Southern states and $2 million from wind and hail events in Midwestern states. Catastrophe and other weather-related claims impacted the Company's pre-tax second quarter of 2010 results by approximately $10 million after reinsurance.

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., commented, "Although we expect the unusual frequency of April and May storm activity in our operating areas to impact our second quarter results of operations, our relatively conservative reinsurance program will temper the severity of that impact. We routinely evaluate geographical risk profiles as part of our enterprise risk management program. As a result of these evaluations, we decided within the past several years to discontinue writing homeowners insurance in certain areas. In addition, we have not historically offered insurance coverage in other areas where severe weather events in April and May caused horrific losses of life and property."

Mr. Nikolaus added, "Our claims personnel are working diligently to assist our agents and policyholders in resolving the claims reported as a result of the widespread storm activity."

The Company's insurance subsidiaries expect to recover losses incurred above their respective retention levels on reinsurance contracts with external reinsurers and Donegal Mutual Insurance Company. As a result, the Company's insurance subsidiaries will cede approximately $3 million in premiums to reinstate their reinsurance coverage for the remainder of 2011. The Company's net earned premiums will reflect a reduction in that amount for the second quarter of 2011.

The Company plans to release its quarterly financial results on July 29, 2011, followed by a conference call at 11:00AM Eastern daylight time to discuss the quarterly results. Live and archived webcasts are available in the Investors' area of the Company's web site at www.donegalgroup.com.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).

Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property-casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: Jeffrey D. Miller
         Senior Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         Fax: (717) 426-7009
         E-mail: jeffmiller@donegalgroup.com